Exhibit 99.1

Sonia Jain Returns to CARS as Chief Financial Officer

CHICAGO (Oct. 4, 2022) – Cars.com Inc. (NYSE: CARS)(“CARS” or the “Company”), the leading automotive marketplace platform that provides a robust set of digital solutions, today announced that it has reappointed former executive Sonia Jain as its chief financial officer with effect October 17, 2022.

“We are thrilled to have Sonia back as we continue to invest for sustainable growth,” said Alex Vetter, chief executive officer at CARS. I’m confident that Sonia’s deep experience in retail, tech and financial management will help advance our platform strategy, driving growth and incremental shareholder value.”

Sonia previously served as CFO of Redbox, overseeing finance, treasury, strategy and analytics, and mergers and acquisitions activities. Prior to Redbox, Sonia served as vice president, finance and treasurer with Outerwall. She was also an investment banker at Morgan Stanley and a consultant at McKinsey & Company.

“The strength of the CARS business and its track record for growing market leadership and leading industry innovation represents a clear and compelling opportunity,” said Jain. “The Company’s strong free cash flow profile, solid margins and consistent growth across revenue, traffic and customers all signal stability and continued momentum. I’m eager to rejoin the talented team at CARS.”

Jandy Tomy has served as interim CFO of CARS since April 2022. She will remain at the Company as Executive Vice President of Finance and Treasurer where she will drive treasury operations and support investor relations and other strategic finance initiatives.

“On behalf of the executive team and the Board, I want to thank Jandy for her excellent leadership as interim chief financial officer,” continued Vetter. “I look forward to partnering with Jandy as she continues to play an integral role within our finance organization and at CARS.”

About CARS

CARS is the leading automotive marketplace platform that provides a robust set of digital solutions to connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers and OEMs. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, DealerRater, a leading car dealer review and reputation management platform, automotive fintech platform CreditIQ, and Accu-Trade, a leading provider of vehicle acquisition technology and valuation data.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ™, Accu-Trade™, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

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CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692